Exhibit 99.2

KEWAUNEE

ANNUAL SHAREHOLDER SPEECH

AUGUST 28, 2024

KEWAUNEE ANNUAL SHAREHOLDER SPEECH AUGUST 28, 2024

Kewaunee Scientific Corporation

Annual Shareholder Speech

August 28, 2024

Good morning. I would like to extend a warm welcome to our shareholders who have set aside time to join us today at Kewaunee’s 2024 annual shareholder meeting. This year’s meeting is again being conducted virtually, providing our shareholders with a more accessible format in which to participate.

Before proceeding, a brief comment regarding forward-looking statements.

Additionally, please see the notice regarding any non-GAAP measures included in today’s financial review.

Today, I will share with you highlights from our recently completed fiscal year, ended April 30, 2024, as well as an update on our outlook and strategic direction.

There will be time for questions at the end of the presentation, and we will take as many as possible. If you are logged in as a shareholder and have questions, you may submit them online during the presentation. Finally, all materials will be posted to the investor information section of our website for future reference.

Kewaunee is the leading designer and manufacturer of laboratory-grade technical furniture and ventilated products, with over 1,000 Associates serving customers across North and South America, Asia, the Middle East, and Africa.

Kewaunee’s journey first began in 1906 in Kewaunee, Wisconsin, as a manufacturer of caskets and other wood-based products. In time, the Company transitioned its focus to the laboratory, developing a line of products that were used to furnish spaces focused on research and development, which was beginning to be prioritized by both the public and private sectors.

Over time, Kewaunee shifted its manufacturing footprint to Statesville, North Carolina and established operations in burgeoning international markets. The Company’s unique set of capabilities, developed over the course of its history, has allowed it to endure multiple economic cycles with resiliency.

The innate human desire for progress and quest for innovation have resulted in tremendous discoveries over the past two centuries, propelling society forward. This momentum has then driven the need for scientific spaces equipped with the highest quality, laboratory-grade furniture and equipment. More specifically, these spaces require the types of technical furniture that Kewaunee designs and manufactures.

As our society’s needs progress and laboratories continue to evolve, Kewaunee remains dedicated to creating amazing spaces that will drive advancements in diverse fields and shape the future of scientific exploration worldwide.

The first laboratory spaces began to take shape in the 15th and 16th centuries with simple rooms equipped with basic tools and materials. These labs were often small and cluttered with furniture and equipment. While the concept of wooden benches emerged during this time, there was no focus on ergonomic design, and containment devices and other technical equipment had yet to be discovered.

Our modern concept of laboratory space began to take shape in universities and research institutions during the 18th and 19th centuries, with larger and more specialized labs that featured specific areas for different types of experiments. Specialized furniture, such as lab benches and fume hoods, became common features, supporting the development of new scientific instruments like microscopes and telescopes.

In the early 20th century, there were still relatively few laboratories in industry, and the United States depended on Germany and England for the bulk of its scientific furniture and equipment. The country’s entry into World War I placed tremendous importance on scientific and technological development, leading to significant focus on advancements in the laboratory space over the next several decades.

As we fast-forward to today, we see that laboratories are now spaces meant to inspire and foster collaboration. These labs are designed to be efficient and cross-functional, with open floor plans and adaptable furniture that allow for easy reconfiguration to meet changing needs.

Technological advancements have also taken center stage, with automated robotic equipment and computer simulations becoming integral to research. As more investments have been poured into these kinds of spaces, modern labs have evolved beyond basic functionality to become dynamic arenas where discoveries are made, ideas are exchanged, and innovation thrives – making them truly amazing spaces!

At Kewaunee, we believe in empowering the scientific community with spaces that inspire, innovate, and integrate. Serving the forefront of life sciences, education, healthcare, industrial, petrochemical, and government research, we deliver unparalleled laboratory environments tailored for every research and development endeavor.

Our customers operate within multiple end-use markets that require high-quality laboratory furniture and technical products to furnish their environments. These markets tend to enjoy a durable, long-term growth trend with consistent funding from private and public parties, driving demand for Kewaunee’s products.

Investment in research and development continues to be a tailwind fueling the global economy’s pursuit of progress. Global R&D expenditures have tripled from an estimated $726 billion in 2000 to an estimated $2.5 trillion in 2022. Increased investment in discovery has been a key driver of global progress, and R&D spending is expected to rise as technological advancements fuel new research.

According to the 2023 Lab Furniture and Enclosures Report published periodically by SEFA, the market for laboratory technical furniture remains robust and is expected to grow as global investment in these special spaces continues.

With this understanding of where this industry once was and where it is expected to go, Kewaunee is well-positioned as the brand of choice and market leader when furnishing today’s amazing laboratory spaces.

We maintain this position by having what I believe are the best Associates and channel partners in the business. Together, we serve end-use customers in highly attractive, well-funded industries that are set to continue investing in spaces that require Kewaunee’s products and services.

Fiscal year 2024 was a tremendous year for Kewaunee.

Though down year over year, sales remained strong, reflecting consistent demand for Kewaunee’s products and services. Domestic sales during the fiscal year reflects a reduction in non-product revenue related to the Company’s decision to stop selling directly to end users. This revenue typically included freight, installation services, and buyouts. The year-over-year decrease in International sales was largely driven by a single large project delivered during the prior fiscal year in Africa that was non-recurring. While sales did decrease year over year due to the reasons I just discussed, year-end retained earnings and EBITDA generation exceeded the company’s previous high watermark set in 2018, and the Company’s order backlog maintained its exceptional health through year-end.

Strategic capital continued to be deployed within the business to upgrade obsolete equipment and improve existing capabilities, and the Company’s balance sheet improved greatly with a substantial increase in our cash position and the successful termination of the 2005 frozen pension plan.

These outstanding results coincided with realizing the benefits of multiple strategic decisions made in recent years to create a more specialized focus for the Company. The market recognized these results as the year progressed, leading to a significant increase in the Company’s stock price and market capitalization, rewarding you, our shareholder.

Over the past few years, we have made and executed a series of decisions to invest in our core competency as a designer and manufacturer of high-quality laboratory furniture and technical products.

We first transitioned multiple markets where we historically contracted with customers on a direct basis to our dealer network. In doing so, we strengthened our relationships with our dealers, who are serving these territories at a high level, increasing our market share in these regions.

Second, we prioritized capital deployment within our manufacturing facilities, upgrading several aged pieces of equipment. These decisions resulted in the incredible results detailed within our press release dated June 26, 2024, and discussed in our full-year results as well as our Form 10-K, which was filed with the SEC on June 28, 2024.

In discussing these results, it’s important to note the impact of two transactions that are non-recurring or one-time in nature that were recorded in the fourth quarter of fiscal year 2024.

The first was the annuitization of the Company’s pension obligation, which had been in a frozen state since 2005. For much of the time since 2005, plan liabilities exceeded plan assets, requiring periodic funding and the recording of an unrealized loss on the Company’s Balance Sheet. By annuitizing the pension obligation, the Company has eliminated all future responsibility for the plan and will realize a reduction in costs associated with maintaining and managing the pension plan.

The second non-recurring adjustment was related to the partial release of the Company’s valuation allowance, which resulted in a one-time book tax benefit that increased net earnings for the fourth quarter of the fiscal year.

We ended the fiscal year with a strong order backlog, and we continue to see solid bidding and quoting levels. Our backlog is further supported by the stability of the markets we serve and our dealer and distribution partners’ continued investment in their businesses.

We are not without challenges as inflation continues to roll through the economy, and we have recently seen signs of material costs beginning to escalate again. The contracts that our channel partners have with their customers tend to be fixed in nature, with very little ability to pass along rapid changes in costs. We are also very closely tied to the new construction industry, which tends to be cyclical, with periods of expansion and contraction. We have enjoyed a period of strong global growth for lab spaces over the past few years. Still, there is always a risk that funding for these spaces will slow.

With that being said, the strength of our backlog, combined with our team’s proactive concentration on the headwinds we face, positions the Company well for fiscal year 2025.

Our vision for Kewaunee remains to be the global supplier of choice with customers in the laboratory furniture and infrastructure markets. In pursuing this vision, we continue to follow the principles that guide our actions:

•	We will be easy to do business with;

•	We will get closer to our customers;

•	We will do everything with excellence; and

•	We will lead and not follow (we are innovators).

As I close, I want to take a moment to thank the Company’s global Associates for their commitment and hard work over the past year. I also want to thank our many loyal customers, dealers, and our national stocking distributor for their support.

I would also like to thank our many shareholders for your continued support. Kewaunee’s future is bright, and I am excited to continue building on our momentum in fiscal 2025.

Please note that Kewaunee will be releasing earnings for the first quarter of the Company’s fiscal year 2025 after the close of business on September 11, 2024.

We will now open the floor for questions.

P.O. Box 1842 I Statesville, NC 28687 | Phone: (704) 873-7202 I Fax: (704) 873-1275 I www.kewaunee.com